EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE	For more information contact:
Kara Grady at 404-847-4302
kara_grady@us.crawco.com

January 22, 2007
Crawford Announces Management Changes at Broadspire
ATLANTA – Crawford & Company announced on Friday that its board of directors has accepted the resignation of its chief executive officer of Broadspire, Robert R. Kulbick, effective immediately. The board has asked Dennis Replogle, who currently serves as president of Broadspire, to lead the organization.
Thomas W. Crawford, president and chief executive officer of Crawford & Company, said, “Bob has been a valuable member of our senior management team and instrumental in the Broadspire acquisition and subsequent integration. We thank him for his contributions and wish him well in his future endeavors.”
Replogle joined Broadspire in December 2003 as president and CEO. He brought with him a proven 30-year track record from his tenures at Travelers Insurance Company and a Hartford, Connecticut-based third-party administrator, Specialty Risk Services (SRS). Replogle’s wealth of experience includes field operations, field and workers’ compensation claims, and national account marketing and management.
“Dennis has proven himself to be a valuable associate for every company he has either worked for or led throughout his career,” said Mr. Crawford. “I am confident that he will continue to succeed at Broadspire and that his experience, insight and leadership will be tremendous assets as the division grows.”
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Crawford acquired Broadspire on October 31, 2006. Broadspire, a Crawford Company, offers a broad array of customized casualty, medical management and integrated disability management services designed to increase employee productivity and contain costs. The services Broadspire offers include workers’ compensation, auto and general liability claims management; medical and field care management, either integrated with casualty services or available on an unbundled basis; and integrated workers’ compensation and disability management programs. Broadspire is based in Plantation, Florida with more than 3,000 employees throughout the United States.
Based in Atlanta, Georgia, Crawford & Company is the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, with a global network of more than 700 offices in 63 countries. Major service lines include property and casualty claims management, integrated claims and medical management for workers’ compensation, legal settlement administration, including class action and warranty inspections, and risk management information services. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.
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